UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2016

Date of Report (Date of earliest event reported)

KSIX MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52522	98-0550352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10624 S. Eastern Ave., Suite A-910 Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 701-8030

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On or about September 15, 2016, KSIX Media Holdings, Inc. (the “Company”) entered into a subscription agreement (the “Agreement”) with BCAN Holdings, LLC, a Nevada limited liability company (“BCAN”). Pursuant to the Agreement, BCAN had the right to purchase minimum of Fifty Thousand Dollars ($50,000 USD – the “Minimum Purchase”) to a maximum of three hundred and twenty thousand dollars ($320,000 USD – the “Maximum Purchase”) in Units of the Company’s common stock.

Each Unit was at $0.08 per Unit, with each Unit containing: one (1) share of Common Stock and two (2) Warrants to purchase additional common stock of the Company. Each Warrant entitled BCAN to purchase an additional share of Common Stock of the Company at a purchase price of $0.50 per share for a period of eighteen (18) months from the earlier of: (1) the end of the Effective Period; (2) the date the Maximum Purchase is achieved, or (3) the date the Company receives written notice from the BCAN that he chooses to not complete the Maximum Purchase.

BCAN paid to the Company the Minimum Purchase upon execution of the Agreement, and thus held a non-transferrable and irrevocable option (the “Option”) for up to Forty-Five (45) days from the date of the initial purchase of the Minimum Offering (the “Effective Period”) to increase the amount of the transaction up to the Maximum Purchase Amount. The Effective Period date pursuant to the Agreement was up and until October 30, 2016.

On October 30, 2016, the Company and BCAN executed a 1st Addendum to the Agreement extending the Effective Period until November 30, 2016.

On November 30, 2016, the Company and BCAN executed a 2nd Addendum to the Agreement extending the Effective Period until March 31, 2017.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

 Not Applicable

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 – Subscription Agreement with BCAN Holdings, LLC, a Nevada limited liability company.

10.2 – 1st Addendum to the Subscription Agreement

10.3 – 2nd Addendum to the Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN ENERGY RESOURCES, INC.

DATE: December 7, 2016	By:	/s/ Carter Matzinger
	Name:	Carter Matzinger
	Title:	President and Chief Executive Officer